Exhibit 10.98

DUPLICATE

Second Amendment to Lease Agreement and Waiver Letter

December 03, 2002

BPF Onroerend Goed Lease en Financieringen B.V.

PO Box 15 (PAC EB 5000)

3870 DA Hoevelaken

The Netherlands

Re:	Second Amendment and Waiver Letter for Lease agreement between Modus Media International, B.V. and BPF Onroerend Goed Lease en Financieringen B.V. dated February 4, 2000, and the addendum dated October 18, 2001, including a Corporate Guarantee of Modus Media International, Inc. of MMI BV’s obligations under this Lease agreement,

Modus Media International, B.V. (the “Lessee”) and BPF Onroerend Goed Lease en Financieringen B.V. (the “Lessor”) entered into a Lease agreement dated February 4, 2000, and the addendum dated October 18, 2001, including a Corporate Guarantee of Modus Media International, Inc. (“MMI”) of Lessee’s obligations, as amended by the Amendment to Lease Agreement and Waiver Letter dated February 28, 2002 (the “Lease”).

This Second Amendment and Waiver Letter (this “Amendment”) provides for certain amendments and waivers to the Lease under the terms and conditions set forth herein. Capitalized terms that are not otherwise defined herein shall have the same meaning herein as in the Lease.

Section 1. Waiver.

The Lessor hereby waives all rights and remedies, solely with respect to the non-compliance by the Lessee of its obligations set forth in the Section entitled “Liable Capital” of the Lease, provided for in (i) Section 11 of the Lease, (ii) the General Terms and Conditions of ABN AMRO Bank N.V. which are incorporated by reference in Section 15 of the Lease, and (iii) the Guarantee.

Such waiver shall be in effect from August 31, 2002 until June 30, 2003 (the “Waiver Period”).

[NYC] 388645.1

Section 2. Undertakings.

During the Waiver Period, the Lessee and MMI undertake the following obligations:

A.	Within 30 days after the end of each fiscal month, each of MMI and the Lessee shall provide its balance sheet and a statement of income to the Lessor with respect to such fiscal month.

B.	The Lease Price (as determined pursuant to paragraph C below) shall during the Waiver Period be paid by the Lessee in arrears before or on the last day of each calendar quarter (or the next business day if such date is a Saturday, Sunday or bank holiday in The Netherlands), to the bank account designated by the Lessor. At the end of the Waiver Period, the Lease Amount shall be the original Lease Amounts set forth in Section 2 of the Lease, under the condition that the Lessee complies with its obligations set forth in the Lease Section entitled “Liable Capital”.

For this purpose and also at any time during the period of the waiver the Lessor will accept an independent accountants’ certificate as sufficient evidence that the Lessee is in compliance with the Liable Capital Section provided that the Liable Capital during the preceding period beginning 1 January 2003 (and as calculated from the monthly balance sheets referred to in Section 2.A above) indicates a progressive improvement (during that preceding period) over the Liable Capital as calculated from the balance sheet contained in the Lessee’s audited Annual Report for the year ended 31 December 2002.

C.	Schedule A to this Letter Waiver sets forth the amounts due quarterly by the Lessor for the Lease Price during the Waiver Period. Such amounts will be paid instead of the Lease Price provided or in the Article 2 of the Lease during such Waiver Period.

D.	At the end of each quarter during the Waiver Period, the Lessee will maintain a minimum solvency ratio equivalent to at least the minimum solvency ratio as calculated based on the Lessee’s balance sheet dated 31st December 2001. The Lessee shall have 90 days following the end of each quarter to comply with this requirement (“Compliance Period”). Such Compliance Period shall in no event extend beyond the termination of the Waiver Period.

E.	The Lessee undertakes that net non trade balances due to the Lessee by affiliated companies as stated in its balance sheet at 31st December 2002 will not exceed one hundred thousand euro (EUR 100,000).

[NYC] 388645.1

Section 3. Miscellaneous.

All terms, conditions, representations, warranties, covenants and agreements set forth in each of the Lease, the General Terms and Conditions of ABN AMRO Bank N.V. and the Guarantee, except as herein expressly waived or amended, are hereby ratified and confirmed and shall remain in full force and effect.

Modus Media International, B.V.	Modus Media International, Inc.

/s/ Illegible	/s/ Illegible
By:	By:
Its:	Its:

BPF Onroerend Goed Lease en Financieringen B.V.

/s/ Illegible
By:	Illegible
Its:

SCHEDULE A

Lease Price during the waiver period

Period	Lease Price no. 1	Lease Price no. 2
4th Quarter 2002	€ 471,656.63 plus VAT	€ 23,733.39 plus VAT

1st Quarter 2003	€ 471,656.63 plus VAT	Interest rate fixing per 01.01.2003

2nd Quarter 2003	€ 471,656.63 plus VAT	Interest rate fixing per 01.04.2003

[NYC] 388645.1